TRADING ADVISORY AGREEMENT

This TRADING ADVISORY AGREEMENT (“Agreement”), is entered into as of April 14, 2011, by and among Steben & Company, Inc., a Maryland corporation (“SCI” or the "General Partner”), Aspect Global Diversified Fund LP (to be re-named the Seneca Global Fund, L.P.), a Delaware limited partnership (the "Fund"), and Estlander & Partners Ltd, a Finnish limited liability company with its registered office in Helsinki, Finland (the “Advisor”).

RECITAL

WHEREAS, the Fund and the General Partner wish to retain the Advisor to manage a commodity trading account of the Fund (the "Account"), that the Fund will establish for that purpose; and

WHEREAS, the General Partner has received the Advisor's disclosure statement dated as of April 14, 2011 (the "Disclosure Document"), and hereby acknowledges that, pursuant to regulations adopted by the Commodity Futures Trading Commission (“CFTC”) in connection with accounts of Qualified Eligible Persons, the Disclosure Document has not been filed with the CFTC or the National Futures Association (“NFA”).

NOW THEREFORE, the parties agree as follows:

1.           Advisor's Duties

(a)           The Advisor will trade "commodities” and engage in “commodities transactions” (as defined in §1(g) below), for the Account, pursuant to the terms and conditions of this Agreement. However, nothing in this Agreement or in the Advisor's activities for the Fund shall cause the Advisor to be a partner of, joint venturer with or have a similar relationship to the General Partner or any other trader for the Fund.  The Advisor has no place of business in the U.S. and is not operating in the U.S.; any services to be provided by the Advisor under this Agreement are provided in Finland.

(b)           The Advisor will use its best efforts to generate profits for the Account, but makes no assurance that the Account will be profitable or not incur losses.

(c)           In managing the Account pursuant to this Agreement and all other accounts which the Advisor manages from time to time, the Advisor will manage the Account and all such other accounts in a good faith effort to achieve an equitable treatment of all accounts under management.

(d)           If position limits restrict the number of positions the Advisor may establish for the Account, it will use its best efforts to allocate transaction orders equitably between the Account and the other accounts it manages.

(e)           The Advisor will place orders for the Account through Newedge USA, LLC, J.P. Morgan Futures, Inc. or such other futures commission merchant(s) as is mutually agreed upon by the Advisor and the General Partner (each an "FCM").  The Advisor may select its own executing and/or floor brokers for execution of trades and give up to the FCM.  The Advisor is not responsible for the brokerage commission rates charged to the Fund by the FCM that executes commodity transactions for the Account. All purchases and sales of commodities for the Account shall be for the account and at the risk of the Fund. All commissions and expenses arising from the trading of, or other transactions in the course of the administration of, the Account shall be charged to the Fund.

(f)           The Advisor will promptly advise the General Partner of any occurrence that renders the Disclosure Document materially inaccurate or materially incomplete, whether as of the date of the Disclosure Document or a later date. The Advisor will promptly furnish the General Partner with a copy of any updated or revised version of the Disclosure Document.

(g)           The terms "commodities" and "commodity transactions" shall mean and include, without limitation, commodities, commodity and financial futures contracts, commodity options, forward contracts involving currenciesand, upon prior notice to and approval by the General Partner, other financial instruments eligible for investment by the Fund.

(h)           The Advisor shall give the Fund immediate written notice of any proposed material change in the Advisor's Alpha Trend trading system, or the manner in which trading decisions are to be made or implemented for the Alpha Trend trading system and shall not make any such proposed change without having given the Fund at least 20 business days prior written notice of such change.  The addition and/or deletion of commodity interests from the Fund's Account managed by the Advisor shall not be deemed a change in the Alpha Trend trading systems requiring prior written notice to the Fund.

1

2.           Compensation

(a)           The Fund will pay the Advisor:

(i) a monthly management fee on the Account's Net Assets (as defined in §2(b) below), at the end of the month, equal to 0.104% (1.25% annually); provided, however, that if Net Assets equal or exceed $50,000,000 (fifty million dollars), then the monthly management fee shall equal 0.094% (1.125% annually); and provided further that if Net Assets equal or exceed $100,000,000 (one hundred million dollars), then the monthly management fee shall equal 0.083% (1.00% annually); and

(ii) a quarterly incentive fee of 20% of any "Trading Profits" (as defined in §2(c) below), generated by the Advisor in the Account during the quarter.

Payment shall be made within 20 days after the month-end for management fees and quarter-end for incentive fees after an invoice has been provided to the Fund by the Advisor.

(b)           "Net Assets" are the amount of assets deposited in the Account maintained by the Fund with the FCM plus (i) any Notional Funds which may be allocated to the Advisor, as well as (ii) the amount of assets allocated to the Advisor by the General Partner in its role as General Partner of the Futures Portfolio Fund, L.P. or Manager of the Steben Institutional Fund LLC, as increased or decreased by any commodity trading gains or losses (realized and unrealized) in the Account(s) during the month, and decreased by any accrued but unpaid management or incentive fees from a previous month.

(c)           "Trading Profits" are the sum of: (i) the net of all realized profits and losses on commodity positions liquidated in the Account during the quarter, plus (ii) the net of all unrealized profits and losses net of accrued brokerage commissions on Account commodity positions open as of the quarter-end; minus: (iii) the net of all unrealized profits and losses on Account commodity positions open at the end of the previous quarter-end, and (iv) any cumulative net realized losses (which shall not include incentive fee expenses) from the Advisor's trading of the Account carried forward from all previous quarters since the last quarter for which an incentive fee was payable to the Advisor, and (v) any management fees paid or accrued to the Advisor.  Trading Profits will be calculated solely on the basis of Fund assets allocated to the Advisor.

(d)           With regard to the carry-forward loss referred to in §2(c)(iv), if the Fund withdraws funds from the Account during a period (whether by reason of redemptions, distributions, or reallocations of assets) when there is such a carry-forward loss, the loss shall be reduced, at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the Account's Net Assets immediately before the withdrawal.

3.           Funding of the Account

(a)           The Fund may reallocate its assets between the various advisors managing its accounts and withdraw capital from the Account at any time.  The Fund shall promptly notify the Advisor, by telephone, facsimile transmission or email, of any such reallocation or withdrawal, and shall to the extent feasible give the Advisor advance written notice, not to be less than 2 business day, of such reallocation or withdrawal. The Fund may add capital to the Account at any time and shall promptly notify the Advisor of any such action.

(b)           The General Partner, on behalf of the Fund, and not the Advisor, shall manage the non-commodity transactions of the Account, such as the purchase of U.S. Treasury bills and other fixed income securities.

4.           Discretionary Trading and Funds Transfer Authorization

The Fund hereby authorizes the Advisor to place orders, in the Advisor's discretion, with the FCM for the execution of commodity transactions for the Account. The Fund constitutes and appoints the Advisor as its attorney-in-fact for such purpose, with full authority to act on the Fund's behalf (except that the Advisor shall not have any authority to withdraw any funds, securities or other property from the Account). Upon the Advisor's request, the General Partner shall deliver to the Advisor, and renew when necessary, a commodity trading authorization form to the above effect.

5.           Account Statements; Errors

(a)           The General Partner shall instruct the FCM promptly to furnish the Advisor with copies of all Account confirmations, purchase and sale statements, and monthly account statements.

(b)           The Advisor shall promptly notify the Fund, the FCM and the General Partner of: (i) any error committed by the Advisor in transmitting Account orders; and (ii) any Account transaction that the Advisor believes was erroneously executed by the FCM.  In addition, the Fund and/or the General Partner shall promptly notify the General Partner of any errors or violations that have or are likely to have a material impact on the Fund or the General Partner, or on the business of either the Fund or the General Partner.  In the event of any errors committed by the Advisor, the Advisor shall make the Fund whole from any losses so as to put the Fund back in at least the position it would have been in had the error not been committed by the Advisor.

6.           Advisor's Representations

The Advisor represents that:

(a)           This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor, and when duly executed and delivered by the Fund and the General Partner, will be a valid and binding contract of the Advisor enforceable in accordance with its terms.

(b)           The Disclosure Document is, in all material respects, accurate and complete as of the date of this Agreement, and as of that date there has been no material adverse change in the Advisor's performance since the date of the Disclosure Document.

7.           General Partner’s and Fund's Representations and Covenants

The General Partner and the Fund represent that:

(a)	This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding contract of the General Partner and the Fund enforceable in accordance with its terms.

(b)	The Fund is duly formed and validly existing as a limited partnership, in good standing and with full power to carry out its obligations under this Agreement and its operative documents.

(d)
The prospectus pursuant to which the Fund's interests are and will be offered, as amended and supplemented from time to time, (collectively, the "Prospectus") will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or omit to state any material information required to be disclosed therein under the Commodity Exchange Act, as amended (the "CEA"), the Securities Act of 1933, as amended (the "1933 Act"), and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the General Partner by the Advisor, including, without limitation, all references to the Advisor and its affiliates (as defined in §8(h) below), controlling persons, shareholders, partners, directors, officers and employees, as well as to such Advisor's trading approach and performance history.

(e)
The General Partner is duly formed and validly existing as a Maryland corporation in good standing and with full power and authority to carry out its obligations under this Agreement and is registered with the CFTC as a commodity pool operator and is a member of the NFA.

(f)
The Fund will make to the Fund's investors all disclosures necessary with respect to the retention of the Advisor to manage the Account to comply with the CEA, the CFTC's regulations thereunder, the rules and regulations of the NFA and the applicable state and federal securities laws and regulations.

(g)
There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Fund or the General Partner, threatened against the Fund and/or the General Partner, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrument or any self-regulatory organization or any commodity exchange.

(h)	The Advisor, either alone or in conjunction with its affiliates, is not an organizer or promoter of the Fund.

(i)
All necessary and appropriate actions have been taken by the Fund and the General Partner to terminate any other trading advisors that previously managed the portions of the Fund which are being committed to the management of the Advisor pursuant to this Agreement.

(j)	The Fund is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(k)	The offer and sale of Fund interests will be conducted in accordance with all applicable federal and state laws and regulations.

(l)	The General Partner will be responsible for compliance with the USA Patriot Act and related anti money laundering regulations with respect to the Fund and its limited partners (investors).

(m)	The General Partner has confirmed with each FCM that it will not withhold amounts otherwise payable to the Advisor under Section 2 of this Agreement.

(n)	The Fund is and will remain a qualified eligible person (“QEP”), within the meaning of CFTC Rule 4.7.

(o)
The above representations and warranties shall be continuing during the term of this Agreement and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner will promptly notify the Advisor.

8.           Indemnification

(a)           By the Advisor. The Advisor agrees to indemnify and hold harmless each of the Fund and the General Partner and each affiliate thereof against any loss, claim, damage, charge or liability to which they (or such affiliate) may become subject under the 1933 Act, the CEA or otherwise, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Advisor contained in this Agreement; or (ii) any untrue statement of material fact contained in the Prospectus, or the failure to state in the Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading (in each case under this clause (ii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA.

(b)           By the Fund and the General Partner. The Fund and the General Partner jointly and severally agree to indemnify and hold harmless the Advisor and each of its affiliates against any loss, claim, damage, charge, or liability to which the Advisor or its controlling persons may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Fund or the General Partner contained in this Agreement; (ii) any untrue statement of any material fact contained in the Prospectus, or the failure to state in the Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a trading advisor of the Fund if the Advisor acted in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Fund and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct; (iv) any acts or omissions of the Fund, the General Partner or any trading advisor to the Fund before the Advisor commenced trading for the Fund; or (v) any act or omission with respect to the Fund by any other trading advisor of the Fund.

(c)           Limitations. None of the indemnifications contained in this Section shall be applicable to default judgments, confessions of judgment or settlements entered into by any indemnified party claiming indemnification without the prior consent of the indemnifying party.

(d)           Notice and Defense of Claims. Promptly after receipt by an indemnified party under this section of notice of the commencement of any action, that party will, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section. In case any such action is sought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, but shall continue to be liable to the indemnified party in all other respect as heretofore set forth in this Section.

(e)           Retention of Separate Counsel. If the indemnified party reasonably determines that its interest is or may be adverse to the indemnifying party's or that there may be a legal defense available to the indemnified party that is different from, in addition to or inconsistent with a defense available to the indemnifying party, the indemnified party may retain its own counsel and shall be indemnified by the indemnifying party for any expenses reasonably incurred in investigating or defending the action.

(f)           Advances. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the indemnifying party in advance of final disposition or settlement of such matter, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the indemnifying party in the event indemnification is not permitted under this section upon final disposition or settlement.

(g)           Survival. The provisions of this Section shall survive the termination or expiration of this Agreement.

(h)           "Affiliate" means general partner, officer, director, employee or shareholder, and any general partner, officer, director, employee or shareholder of such shareholder.

9.           Term

(a)           Term and Renewal.  This Agreement shall continue in effect for a period of one year following the end of the month in which the Fund shall begin to receive trading advice from the Advisor hereunder.  Thereafter, this Agreement shall be renewed automatically for additional one-year terms unless either the Fund or the Advisor, upon written notice given prior to the original termination date or any extended termination date, shall notify the other party of its intention not to renew.

(b)           Termination.  Notwithstanding Section 9(a) hereof, this Agreement can be terminated at any time (also during a contractual year), as follows:

(i)           immediately if the Fund shall terminate and be dissolved in accordance with its operative documents or otherwise, or if the Fund ceases to be a QEP within the meaning of CFTC Rule 4.7; or

(ii)           immediately after receipt by the Advisor from the General Partner or by the General Partner from the Advisor of written notice of termination; or

(iii)           immediately, at the discretion of the General Partner and by giving written notice thereof, if any of the following events occurs: (1) the Advisor becomes bankrupt or insolvent; (2) the Advisor is, for any reason whatsoever, unable to use its Alpha Trend trading system as in effect on the date of this Agreement or as refined or modified in the future in accordance herewith;  (3) the Advisor has failed to comply with, or is unable to comply with, any material, agreed-upon written trading or administrative policy of the Fund; or (4) the Advisor fails to perform its obligations under this Agreement in a commercially reasonable and appropriate manner.

10.         Arbitration

The parties agree that all controversies which may arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement or any other agreement between the parties hereto, whether entered into prior, on or subsequent to the effective date of this Agreement, shall be determined by arbitration, and in accordance with the rules then obtaining of the NFA, or if no such rules are then in effect, then the rules then obtaining of the Chicago Board of Trade; provided, however, that (a) the arbitrator(s) shall be experienced in the matters to be under dispute, (b) the authority of the arbitrator(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, and (c) the arbitrator(s) shall state the reasons for the award in a written opinion. The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction.

11.         Miscellaneous

(a)           Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(b)           Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(c)           Amendment; Waiver. This Agreement may not be amended except by the written consent of the parties. No waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from any failure by a party to assert its rights under this Agreement on any occasion or series of occasions.

(d)           Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any law, ruling, rule or regulation, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby.

(e)           Notices. All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall designate):

If to the Fund	Steben & Company, Inc.
and the General Partner:	2099 Gaither Road, Suite 200
Rockville, Maryland 20850, United States
Attention: President

If to the Advisor:	Estlander & Partners Ltd
Pohjoisesplanadi 25 B
FI – 00100 Helsinki, Finland
Attention: CEO
CC: Compliance Officer

(f)           Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

(g)           Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law (excluding the law thereof which requires the application of, or reference to, the law of any other jurisdiction).

(h)           Property Right of the Advisor. The Fund, the General Partner and their employees or agents acknowledge that commodity interest trading advice provided and trading strategies used by the Advisor are confidential property rights belonging to it; the Fund further agrees, unless authorized by the Advisor, that such advice will not be disseminated in whole or in part, directly or indirectly, to any of the investors, brokers, brokers' customers, employees, agents, officers, directors or any others, except as necessary to conduct the business of the Fund or except as required by any applicable law or regulation. Nothing contained in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its trading systems or strategies.

(i)           Limit on Liability. Except as otherwise set forth herein, the Advisor shall not be liable to the Fund, its partners or any of their respective successors or permitted assigns except by reason of its acts or omissions taken or omitted due to bad faith, willful misconduct or gross negligence or for not having acted in good faith in the reasonable belief that its actions were taken in, or not opposed to, the best interests of the Fund. The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(j)           Agreement Not Exclusive. The services provided by the Advisor hereunder are not to be deemed exclusive. The Fund and General Partner acknowledge that, subject to the terms of this Agreement, the Advisor may render advisory, consulting and management services to other clients for which it may charge fees similar or different from those charged to the Fund. The Advisor shall be free to advise others and manage other accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategies which it obtains, produces or utilizes in the performance of services for the Fund.

(k)           Right to Approve Offering Materials. The Fund and the General Partner each agree that it shall not place reference to the Advisor, this Agreement or the transactions or arrangements contemplated herein in the Prospectus without the prior approval of the Advisor.

(l)           Independent Contractor. This Agreement is not a contract of employment, and nothing contained herein shall be construed to create an exclusive relationship or the relationship of employer or agent and principal or a joint venture or Fund between the parties hereto, except as otherwise expressly set forth herein. Each of the Fund, the General Partner and the Advisor is an independent contractor and shall be free to exercise its judgment and discretion with regard to the conduct of its business except as otherwise limited herein.

(m)           Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile, all of which together shall constitute one original Agreement.  Signatures of representatives of the parties as received by facsimile machine shall constitute “original” signatures.  Any reproduction of this Agreement by reliable means will be considered an original of this contract.

(n)           Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties and are not a part of or affect the meaning of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS ACCOUNT DOCUMENT.

THE ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS.  TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION.  FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANACTIONS FOR THE FUND MAY BE EFFECTED.  THE FUND AND THE GENERAL PARTNER HAVE BEEN ADVISED TO INQUIRE ABOUT ANY RULES RELEVANT TO CONTEMPLATED TRANSACTIONS AND TO SEEK DETAILS (FROM THE ADVISOR OR ELSEWHERE), ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH UNITED STATES AND OTHER JURISDICTIONS.

IN WITNESS WHEREOF this Agreement has been executed for and on behalf of the undersigned as of the date first above written.

Aspect Global Diversified Fund LP

Estlander & Partners Ltd.

By:	/s/ John H. Grady	/s/ Martin Estlander

By:

Steben & Company, Inc.		Name:	Martin Estlander

		Title:	CEO
By:	/s/ John H. Grady